CONSENT OF INDEPENDENT AUDITORS




Mr. Roland G. Caldwell, Jr.
C/Funds Group, Inc.
250 Tampa Avenue West
Venice, Florida  34285

Dear Mr. Caldwell:

We hereby consent to the use of our report dated January 30, 1998 on the financial statements of C/FUNDS Group, Inc. (comprising, respectively, the C/Fund, C/Growth Stock Fund, C/Government Fund, C/Tax Free Fund, C/Community Association Reserve Fund, Adams Equity Fund, and Beebe Fund portfolios) as of December 31, 1997 and for the year then ended. Such report is being included with the unaudited financial information prepared by management in documents filed by C/FUNDS Group, Inc. as required by the Securities and Exchange Commission.

GREGORY, SHARER & STUART



St. Petersburg, Florida
February 25, 1998